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                                                                    EXHIBIT 16.1

December 22, 1999


Securities and Exchange Commission
Washington, DC  20549

re:    Crosswalk.com, Inc.

Dear Sir/Madam:

We were previously the principal accountant for Crosswalk.com, Inc. (formerly Didax Inc.) and, under the date of February 16, 1999, we reported on the consolidated financial statements of Didax Inc. and Subsidiary as of and for the years ended December 31, 1997 and 1998. On December 17, 1999 our appointment as principal accountant was terminated. We have read Crosswalk.com, Inc.'s statements included under Item 4 of its Form 8K dated December 22, 1999 and we agree with such statements.


Very truly yours,



HOFFMAN, MORRISON & FITZGERALD, P.C.

cc     Mr. Gary Struzik
       Chief Financial Officer
       Crosswalk.com, Inc.